EXHIBIT 22

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement of First Real Estate Investment Trust of New Jersey (“FREIT”) on Form S-8 (File No. 333-79555) and Form S-8 (File No. 333-142675) of our report dated January 10, 2006 except for Note 15 as to which the date is January 30, 2007, on our audit of the consolidated financial statements of First Real Estate Investment Trust of New Jersey and Subsidiaries for the year ended October 31, 2005 which report is included in the 2007 Annual Report of First Real Estate Investment Trust of New Jersey on Form 10-K.

/s/ J.H. COHN LLP

Roseland, New Jersey

January 10, 2008

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